Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports First Quarter Net Earnings

MACON, Ga., April 17, 2008 — Atlantic Southern Financial Group, Inc. (NASDAQ Global Market:  ASFN) today announced the financial results for the first quarter of 2008.

Summary

•                  First Quarter Earnings

•                  Net Earnings of $1,190,000

•                  Diluted Earnings per Share of $0.27

•                  Total Assets of $891,915,000

•                  Strong Loan and Deposit Growth

Net Earnings

For the first quarter of 2008, net earnings were $1,190,000 compared to $1,883,000 a year earlier.  Diluted earnings per share decreased to $.27 from $.44 a year ago.  Compared with the first quarter of 2007, the Company’s net earnings decreased $694,000, or 37%, and the diluted earnings per share decreased $0.17, or 39%.  The decrease in the first quarter net earnings is attributable to a decrease in net interest income and an increase in non-interest expense due to the bank’s continued focus on branch expansion.

“While earning asset yields fell by 59 basis points during the first quarter of 2008 as compared to the fourth quarter of 2007, our cost of funds declined by only 25 basis points,” said President & CEO Mark Stevens.  “Our liabilities’ maturities remain short, but competitive market pressure has not allowed the cost of our liabilities to fall as quickly as asset yields.  Therefore we experienced a 40 basis points decline in our net interest margin from fourth quarter of 2007 to first quarter of 2008,” Stevens said.

Stevens stated, “Our focus for 2008 is maintaining asset quality.  Our policies and procedures for monitoring interest rate risk remain sound, but with aggressive interest rate cuts by the Federal Reserve Bank our margin will continue to suffer in the short term.  As we work through this current cycle of downward rates, our time and energy has been aimed at reviewing our existing loan portfolio and carefully analyzing new loan requests.  Both our management team and Board of Directors are continuing to review our loan portfolio with a major emphasis on managing our concentrations in real estate construction and development loans.”

“Our newly created wealth management division headed up by Sue Anne Morris produced good results for March, its first month of operation.  Sue Anne is a seasoned financial advisor, and we are expecting our wealth management team to increase non-interest income.  Our Jacksonville team is now in place and off to a good start.  We are looking to expand our Jacksonville presence and look for opportunities to take advantage of that $29 billion deposit market,” Stevens said.

Balance Sheet

Total assets at March 31, 2008 were $891,915,000, an increase of 5%, or $39,436,000, from December 31, 2007.

At March 31, 2008, total gross loans were $721.7 million, up $24.3 million or 3%, from December 31, 2007.  Total deposits at March 31, 2008 were $742.6 million, an increase of $37.4 million, or 5%, from December 31, 2007.

“Stan Cook, our Chief Regional Executive, has implemented a corporate wide sales campaign for the sole purpose of increasing core deposits.  ‘Accelerate in ‘08’ has proven to be successful as our employees are focused on building core deposit relationships.  It is the intent of our management team to build a sales culture within all markets and promote core deposit production.  Although the real estate market remains down, our loan demand continues to be strong with $24.3 million in net production in the first quarter.  Our underwriting standards remain as stringent as ever and will never be compromised for growth”, Stevens said.

Asset Quality

The Company’s nonperforming assets (non-accrual, loans 90 days or more past due and other real estate owned) decreased approximately $902 thousand, or 16.3%, to approximately $4.6 million as of March 31, 2008 as compared to $5.5 million as of December 31, 2007.  This decrease mainly consists of several non-accrual loans tied to one customer relationship being paid off during the first quarter of 2008.  The majority of the nonperforming assets consist of a $2.9 million non-accrual loan secured by residential real estate.  All non-accrual loans are well collateralized and the Company does not anticipate any losses.  All other real estate owned properties are being actively marketed for sale and the Company is continuously monitoring these properties in order to minimize any losses.

As a result of the decrease in non-accrual loans, the total nonperforming assets decreased to 0.64% of total loans plus other real estate owned as of March 31, 2008 compared to 0.79% as of December 31, 2007.  Net charge-offs annualized as of March 31, 2008 were 0.07% of average loans compared to 0.11% as of December 31, 2007.

At March 31, 2008, the allowance for loan loss amounted to $9.2 million or 1.27% of total loans outstanding compared to $8.9 million or 1.27% of total loans outstanding at December 31, 2007.  Provision for loan loss decreased approximately $42 thousand as of March 31, 2008 to $402 thousand compared to the same period in 2007.

“Asset quality remains sound as evidenced by our low non-performing loans and other real estate owned.  Our largest non-performing asset will be available for sale in the second quarter and we anticipate that asset being liquidated at no loss by year-end,” Stevens stated.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,	March 31,
	2008	2007
EARNINGS SUMMARY
Interest Income	$14,426	$13,866
Interest Expense	8,149	7,212
Net Interest Income	6,277	6,654
Provision for Loan Losses	402	444
Noninterest Income	990	689
Noninterest Expense	5,174	4,002
Earnings Before Income Taxes	1,691	2,897
Provision for Income Taxes	501	1,014
Net Earnings	$1,190	$1,883

	Three Months Ended
	March 31,	March 31,
	2008	2007
PERFORMANCE MEASURES
Per Share Data:
Net earnings	$0.29	$0.47
Diluted net earnings	0.27	0.44
Book Value	21.82	19.89
Tangible book value	16.35	14.60

Key Performance Ratios
Return on average equity	5.31%	10.13%
Return on average assets	0.55%	1.01%
Net interest margin, tax equivalent	3.22%	3.85%

	March 31,	December 31,
	2008	2007
ASSET QUALITY
Non-performing assets/loans & OREO	0.64%	0.79%
Allowance for loan losses/total loans	1.27%	1.27%
Allowance for loan losses/non-performing loans	235.32%	185.68%
Net charge-offs to average loans	0.07%	0.11%

AT PERIOD END
Loans	$721,702	$697,423
Earning Assets	831,515	791,730
Total Assets	891,915	852,479
Deposits	742,615	705,232
Shareholders' equity	90,595	89,083

AVERAGE BALANCES
Loans	$704,639	$644,544
Earning Assets	791,993	731,927
Total Assets	866,134	793,036
Deposits	714,013	656,113
Shareholders' equity	89,809	83,042